Exhibit 10.1

TROGON CONSULTING

GCX Thomas Manor | Richmond Road | Bangalore 560025

April 1, 2025

Sudhir Srivastava Innovations Pvt Ltd.

(SS Innovations Group)

404-405, 3rd Floor, iLabs Info Technology Centre

Udyog Vihar Phase III

Gurugram (Haryana)

India 122016

Attention: Mr. Anup Sethi

Subject: Contractual arrangement for CFO services

Dear Mr Sethi,

Thank you for discussing with us the requirements of our subject engagement. This Engagement Letter documents our mutual understanding of the arrangements between SS Innovations Group ‘SSI’ or ‘the Company’) and Trogon Consulting (“Trogon”) having its registered office at GCX, Thomas Mannor, Richmond Road represented by Arvind Palaniappan for the services described herein. Both Company and Trogon are individually referred to as “Party” and collectively as “Parties”.

Scope of Services and Deliverables

SS Innovations Group has a requirement for the services of a Chief Financial Officer for a period of time to ensure there is oversight of the finance function until such time as a newly recruited CFO joins the Company. Trogon has been approached by management of SSI to provide a resource to fill this interim vacancy.

The scope of work would be as follows:

a)	Providing CFO related service for approximately two days a week for a period of 4-5 months. The CFO related services would include complete gamut of corporate finance, accounting, taxation, audit and compliances functions for SS Innovations Group companies.

b)	Perform the role of a CFO in title for a period of 6-7 months

The commencement dates for (a) and (b) to be discussed and mutually worked out between the Parties. The commencement date for item (a) above would be within the month of April 2025.

Trogon has identified Mr. Arvind Palaniappan as the resource to provide the above services with support from other members of the Trogon team as required. A detailed resume of Mr Arvind Palaniappan is enclosed herewith for your reference and records.

Time Estimate and Fees

We estimate our fees to be as follows for the respective items as given in the scope of work above:

a)	INR 500,000 per month

b)	INR 100,000 per month

TROGON CONSULTING

GCX Thomas Manor | Richmond Road I Bangalore 560025

c)	(The payment of fees as mentioned above would be payable monthly on production of invoice by Trogon and would be subject to GST and deduction of tax at source as per applicable provisions)

If at any point we believe our efforts exceed our estimate we will approach management to discuss the reasons and request a revision of the fee estimate. The payment will be due within 10 business days of receipt of the invoice.

In the event of non- receipt of payment, we retain the right to (a) suspend the performance of our services that may have been commenced prior to receipt of the advance; (b) terminate our services; or (c) withhold issuance of the deliverables. If we elect to suspend our services, such services will not be resumed until our outstanding invoice is paid as agreed. Alternatively, if we elect to terminate our services for non-payment, the Company will be obligated to compensate us for all time expended and to reimburse us for all expenses through the date of termination.

Expenses

Business trips outside the Bangalore region to support the Company’s work must be pre-approved by the Company for reimbursement. Items such as flights and accommodations will be subject for reimbursement with receipts.

Standards of performance and limitation of liability

We will perform our services in conformity with the terms expressly set forth in this Engagement letter, including all applicable professional standards. Accordingly, our services shall be evaluated solely on our substantial conformance with such terms and standards. Any claim of nonconformance must be clearly and convincingly shown.

With respect to the services and this Engagement Letter, in no event shall the liability of Trogon for any claim, including but not limited to Trogon’s own negligence, exceed the fees it receives for the portion of the work giving rise to such liability. This limitation shall not apply to the extent that it is finally determined that any claims, losses or damages are the result of Trogon’s gross negligence or wilful misconduct. In addition, Trogon shall not be liable for any special, consequential, incidental or exemplary damages or loss (nor any lost profits, interest, taxes, penalties, loss of savings or lost business opportunity), even if Trogon was advised in advance of such potential damages.

Further, the Company shall, upon receipt of written notice, indemnify, defend and hold harmless Trogon from and against any liability and damages (including punitive damages), fees, expenses, losses, demands, and costs (including defence costs) associated with any claim arising from or relating to the Company’s knowing misrepresentations, false or incomplete information provided to Trogon, or unauthorized use or disclosure of our report. In the event of any controversy or claim against Trogon arising from or related to the services described herein, Trogon shall be entitled, at its option, to defend itself from such controversy or claim and to participate in any settlement, administrative or judicial proceedings.

TROGON CONSULTING

GCX Thomas Manor | Richmond Road I Bangalore 560025

Term

This arrangement will continue until April 1, 2026 or till such other date beyond April 1, 2026 as is mutually discussed and agreed to between the Parties, in line with the scope detailed previously unless terminated earlier as set forth below.

Trogon agrees that the Company may terminate this arrangement at any time without notice or any further payment if Trogon is in breach of any of the terms of this arrangement.

The Company may terminate this arrangement at any time at its sole discretion, upon providing to Trogon 30 calendar days advance written notice of its intention to do so or payment of fees in lieu thereof.

Trogon may terminate this arrangement at any time at its sole discretion upon providing to the Company 30 calendar days’ notice of Trogon’s intention to do so. Upon receipt of such notice the Company may waive notice in which event this arrangement shall terminate immediately.

Obligations Surviving Termination

All obligations to preserve the Company’s Confidential Information, Intellectual Property and other warranties and representations set forth herein shall survive the termination of this arrangement.

We agree that both Trogon and Mr. Arvind Palaniappan shall collectively execute Company’s standard Non-Disclosure and Foreign Corrupt Practices Act (FCPA) Agreements prior to commencement of their engagement with the Company.

Please confirm your acceptance of this Engagement Letter by signing below and returning one copy to us.

We appreciate the opportunity to work with you and assure you that this engagement will be given our closest attention.

Sincerely Yours,

Agreed and Accepted by:

Trogon Consulting	SS Innovations Group

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